UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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STANCORP FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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StanCorp Financial Group, Inc. Issues Statement on ISS Recommendation

PORTLAND, Ore. — May 2, 2013 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced that Institutional Shareholder Services (“ISS”) revised its proxy analysis and vote recommendation to StanCorp shareholders. ISS now recommends a vote FOR Item 3 – Proposal to Re-approve and Amend the Amended 2002 Stock Incentive Plan. The Board of Directors of StanCorp continues to recommend that shareholders vote their shares FOR Item 3 – Proposal to Re-approve and Amend the Amended 2002 Stock Incentive Plan. StanCorp’s 2013 Annual Meeting of Shareholders will be held on May 13, 2013.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com